UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMPIO PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMPIO PHARMACEUTICALS, INC.

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given to the stockholders of Ampio Pharmaceuticals, Inc. that an Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Saturday, December 3, 2011 at 10:00 a.m., local time, in the Continental Divide at The Pepsi Center, located at 1000 Chopper Circle, Denver, CO 80204, for the following purposes:

(1)	To elect six directors, nominated by our Board of Directors, to serve until our 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier resignation or removal.

(2)	To ratify the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

(3)	To consider and vote upon a proposal to amend our 2010 Stock Option and Incentive Plan (the “2010 Plan”) to increase the number of shares of Common Stock reserved for issuance under the 2010 Plan to 5,700,000 shares.

(4)	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This communication presents only an overview of the more complete proxy materials included herewith and available to you on the Internet. The enclosed Proxy Statement includes information relating to the above proposals. We encourage you to review all of the important information contained in the proxy materials before voting. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K and form of proxy card) are available to you via the internet at www.proxyvote.com.

Stockholders may complete their proxy and authorize their vote by proxy over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Stockholders who complete their proxy electronically or by telephone do not need to return a proxy card. Stockholders may authorize their vote by proxy by mail by completing and returning the enclosed proxy card.

All holders of record of Common Stock at the close of business on October 14, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At least a majority of the outstanding shares of Common Stock entitled to vote, represented either in person or by proxy, is required to establish a quorum for the Annual Meeting.

By Order of the Board of Directors

/s/ Mark D. McGregor
Mark D. McGregor

Secretary

October 21, 2011

Greenwood Village, Colorado

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE THESE SHARES BY TELEPHONE AT 1-800-690-6903 OR BY INTERNET AT WWW.PROXYVOTE.COM. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING YOUR SHARES IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

AMPIO PHARMACEUTICALS, INC.

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

PROXY STATEMENT

General Information

We are furnishing this Proxy Statement in connection with the solicitation of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Saturday, December 3, 2011, at 10:00 a.m., local time, in the Continental Divide at The Pepsi Center located at 1000 Chopper Circle, Denver, CO 80204, and any adjournment or postponement thereof. This proxy statement is being mailed to our stockholders on or about October 28, 2011.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to us (to the attention of Mark D. McGregor, our Secretary) a written notice of revocation or a properly executed proxy bearing a later date. You may also revoke your proxy by attending the meeting and voting your shares in person.

Solicitation and Voting Procedures

This proxy is solicited on behalf of the Board of Directors of Ampio Pharmaceuticals, Inc. The solicitation of proxies will be conducted by mail and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our Common Stock, par value $.0001 per share (“Common Stock”). We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

A stockholder’s shares can be voted at the Annual Meeting only if the stockholder is present in person or represented by proxy. We urge any stockholders not planning to attend the Annual Meeting to authorize their proxy in advance. Stockholders may complete their proxies and authorize their votes by proxy over the Internet at http://www.proxyvote.com or by telephone at 1-800-690-6903. Stockholders who complete their proxy electronically over the Internet or by telephone do not need to return a proxy card. Stockholders who hold their shares beneficially in street name through a nominee should follow the instructions they receive from their nominee to vote these shares.

The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions from voting on a proposal and broker non-votes will count for purposes of determining a quorum. The close of business on October 14, 2011 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 28,784,592 shares of Common Stock outstanding.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares of Common Stock represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when the stockholder has given instructions, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR each of the nominees listed in Proposal No 1, and FOR each of Proposals Nos. 2 and 3. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

Corporate Information and History

Our executive offices are located at 5445 DTC Parkway, Suite 925, Greenwood Village, Colorado 80111, and our telephone number is (720) 437-6500. Additional information about us is available on our website at www.ampiopharma.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this Proxy Statement. You can review filings we make with the Securities and Exchange Commission (the “SEC”) at its website (www.sec.gov), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports electronically filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Code of Conduct and Ethics and the charters of our Nominating and Governance Committee, Audit Committee, and Compensation Committee of the Board of Directors may be accessed within the Investor Relations section of our website.

Unless otherwise indicated or unless the context requires otherwise, all references in this Proxy Statement to “Ampio Pharmaceuticals, Inc.,” “Ampio,” the “Company,” “we,” “us,” “our,” or similar references, mean Ampio Pharmaceuticals, Inc. and its subsidiaries on a consolidated basis. References to “BioSciences” in this Proxy Statement mean DMI BioSciences, Inc., now a wholly-owned subsidiary of ours. References to “Life Sciences” in this Proxy Statement mean DMI Life Sciences, Inc., which is our predecessor for accounting purposes and a wholly-owned subsidiary of ours. Life Sciences was formed in December 2008 and commenced operations when it acquired certain assets of BioSciences in April 2009. In March 2010, Life Sciences merged with a subsidiary of Chay Enterprises, Inc., a publicly traded Colorado corporation. Immediately after the merger, Chay Enterprises changed its name to Ampio Pharmaceuticals, Inc., and reincorporated in Delaware. We acquired BioSciences, now a wholly-owned subsidiary of ours, in March 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview

The total authorized number of directors of the Company is currently fixed at six directors. Our Bylaws provide that directors are to be elected at each annual meeting of stockholders for a term of one year, or until his or her successor is duly elected and qualified or until his or her death, resignation or removal. The current directors of the Company are Michael Macaluso (Chairman), Donald B. Wingerter, Jr., David Bar-Or, M.D., Philip H. Coelho, Richard B. Giles and David R. Stevens, Ph.D. Each of the current directors has been nominated for election to the Board at the Annual Meeting, as described in further detail below and elsewhere in this Proxy Statement.

Our Certificate of Incorporation, as amended, provides that our Board of Directors may be classified into three classes of directors of approximately equal size upon a date selected by the Board. The Board has not taken such action to date.

All nominees for election as directors at the Annual Meeting have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board of Directors.

Nomination of Directors

The Nominating and Governance Committee, which acts as the nominating committee of our Board of Directors, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Governance Committee considers the qualifications described below under the caption “Board of Directors & Committees; Corporate Governance.” After reviewing the qualifications of potential Board candidates, the Nominating and Governance Committee presents its recommendations to the Board, which selects the final director nominees. The Nominating and Governance Committee recommended each of the nominees for director identified in this Proxy Statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

Information Regarding Director Nominees

The following table sets forth the following information for each of the nominees for director identified in this Proxy Statement: the year each was first elected a director of the Company, their respective ages as of the date of this Proxy Statement and the positions currently held with our company:

Name	Director Since	Age	Position

Michael Macaluso	March 2010	60	Chairman of the Board

Donald B. Wingerter, Jr.	March 2010	62	Chief Executive Officer and Director

David Bar-Or, M.D.	March 2010	62	Chief Scientific Officer and Director

Philip H. Coelho (1)(2)(3)	April 2010	67	Director

Richard B. Giles (1)(2)(3)	August 2010	62	Director

David R. Stevens, Ph.D. (1)(2)	June 2011	62	Director

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Governance Committee.

Additional information about each of the nominees for election to the Board of Directors is as follows:

Michael Macaluso founded Life Sciences and has been a member of the board of directors of Life Sciences, our predecessor, since its inception. Mr. Macaluso has also been a member of our Board of Directors since the merger with Chay Enterprises. Mr. Macaluso was appointed president of Isolagen, Inc. (AMEX: ILE) and served in that position from June 2001 to August 2001, when he was appointed chief executive officer. In June 2003, Mr. Macaluso was re-appointed as president of Isolagen and served as both chief executive officer and president until September 2004. Mr. Macaluso also served on the board of directors of Isolagen from June 2001 until April 2005. From October 1998 until June 2001, Mr. Macaluso was the owner of Page International Communications, a manufacturing business. Mr. Macaluso was a founder and principal of International Printing and Publishing, a position Mr. Macaluso held from 1989 until 1997, when he sold that business to a private equity firm. Mr. Macaluso’s experience in executive management and marketing within the pharmaceutical industry, monetizing company opportunities, and corporate finance led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Donald B. Wingerter, Jr. has served as our Chief Executive Officer since December 2009 and a member of our Board of Directors since March 2010. From 2006 until 2009, Mr. Wingerter served as a member of the board of directors of several private companies in which he holds personal investments. From June 2002 until 2006, Mr. Wingerter served as chief executive officer of Sound Surgical Technologies, Inc., a specialty medical device company that developed and marketed proprietary ultrasonic-based products to break up and remove fat deposits from the human body. Mr. Wingerter was engaged in managing his personal investments from 2001 until June 2002. From 1995 to 2001, Mr. Wingerter was chairman of the board and chief executive officer of ClearVision Laser Centers, a company he founded in 1995 that operated centers providing laser vision correction services to consumers. ClearVision had operations in 14 states consisting of 10 centers utilizing fixed excimer lasers and 42 centers serviced by mobile lasers. In 2001, ClearVision was acquired by affiliates of two private equity firms. Before founding ClearVision, Mr. Wingerter served as chief executive officer and president, respectively, of Western Imaging Technologies and Accel Holdings, medical imaging companies that sold and leased magnetic resonance imaging (MRI), positron emission tomography (PET), and computer tomography (CT) imaging equipment. He also spent 11 years in various sales positions with General Electric Medical Systems, the last of which was National Sales Manager for Digital Products. Mr. Wingerter holds a B.S. degree in biology from Lafayette College and a M.S. degree in physiology from Rutgers University. Mr. Wingerter’s experience in executive management, sales management, and marketing and sales, as well as his experience in monetizing company opportunities and corporate finance, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

David Bar-Or, M.D., has served as a director and our Chief Scientific Officer since the Chay Enterprises merger. Dr. Bar-Or also served as the chairman of our Board of Directors from the closing of that merger until May 2010. From April 2009 until the closing of the Chay Enterprises merger, he served as chairman of the board and chief scientific officer of Life Sciences. Dr. Bar-Or is currently the director of Trauma Research at Swedish Medical Center, Englewood, Colorado, and St. Anthony’s Hospital, Denver, Colorado. Dr. Bar-Or is principally responsible for the patented and proprietary technologies acquired by us from BioSciences in April 2009, having been issued over 50 patents and having filed or co-filed almost 120 patent applications. Dr. Bar-Or has authored or co-authored over 80 peer-reviewed journal articles and is the recipient of the Gustav Levi Award from the Hadassah/Mount Sinai Hospital, New York, New York, the Kornfield Award for an outstanding MD Thesis, the Outstanding Resident Research Award from the Denver General Hospital, and the Outstanding Clinician Award for the Denver General Medical Emergency Resident Program. Dr. Bar-Or received his medical degree from The Hebrew University, Hadassah Medical School, Jerusalem, Israel, and undertook post-graduate work at Denver Health Medical Center, specializing in emergency medicine, a discipline in which he is board certified. Among other experience, qualifications, attributes and skills, Dr. Bar-Or’s medical training, extensive involvement in researching and developing our product candidates, and leadership role in his hospital affiliations led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Philip H. Coelho has served as a member of our Board of Directors since April 2010. Mr. Coelho is currently the CEO and President of Synergenesis, Inc., a firm inventing and commercializing products that harness stem and progenitor cells derived from the patient’s own body to treat human disease. Prior to founding Synergenesis in October 2009, Mr. Coelho was the President and CEO of PHC Medical, Inc., a consulting firm, from August 2008 through October 2009. From August 2007 through May 2008, Mr. Coelho served as the Chief Technology Architect of ThermoGenesis Corp., a medical products company he founded in 1986 that focused on the regenerative medicine market. From 1989 through July 2007, he was Chairman and Chief Executive Officer of ThermoGenesis Corp. Mr. Coelho served as Vice President of Research & Development of ThermoGenesis from 1986 through 1989. Mr. Coelho has been in the senior management of high technology consumer electronic or medical device companies for over 30 years. He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982. Mr. Coelho currently also serves as a member of the board of directors of two Nasdaq-listed companies, Catalyst Pharmaceuticals Partners, Inc. (since October 2002), and Mediware Information Systems, Inc. (from December 2001 until July 2006, and commencing again in May 2008). Mr. Coelho received a B.S. degree in thermodynamic and mechanical engineering from the University of California, Davis and has been awarded more than 30 U.S. patents in the areas of cell cryopreservation, cryogenic robotics, cell selection, blood protein harvesting and surgical heomeostasis. Mr. Coelho’s long tenure as a chief executive officer of a public medical device company, as director of a public pharmaceutical company, prior and current public company board experience, and knowledge of corporate finance and governance as an executive and director, as well as his demonstrated success in developing patented technologies, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Richard B. Giles has served as a member of our Board of Directors since August 2010. Mr. Giles currently serves as the Chief Financial Officer of Ludvik Electric Co., an electrical contractor headquartered in Lakewood, Colorado, a position he has held since 1985. Ludvik Electric is a private electrical contractor with 2010 revenues of over $80 million that has completed electrical contracting projects throughout the Western United States, Hawaii, and South Africa. As CFO and Treasurer of Ludvik Electric, Mr. Giles oversees accounting, risk management, financial planning and analysis, financial reporting, regulatory compliance, and tax-related accounting functions. He serves also as the trustee of Ludvik Electric Co.’s 401(k) plan. Prior to joining Ludvik Electric, Mr. Giles was for three years an audit partner with Higgins Meritt & Company, then a Denver, Colorado CPA firm, and during the preceding nine years he was an audit manager and a member of the audit staff of Price Waterhouse, one of the legacy firms which now comprises PricewaterhouseCoopers. While with Price Waterhouse, Mr. Giles participated in a number of public company audits, including one for a leading computer manufacturer. Mr. Giles received a B.S. degree in accounting from the University of Northern Colorado and is a Certified Public Accountant. He is also a member of the American Institute of Certified Public Accountants and the Construction Financial Management Association. Mr. Giles’ experience in executive financial management, accounting and financial reporting, and corporate accounting and controls led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

David R. Stevens, Ph.D. has served as a member of our Board of Directors since June 2011. Dr. Stevens is currently Executive Chairman of Cedus, Inc., a privately-held biopharmaceutical company. In addition, Dr. Stevens serves as a director of Poniard Pharmaceuticals, Inc., a NASDAQ-listed biopharmaceutical company focused on the development and commercialization of cancer therapeutics, where he has been a member of the board of directors since May 2004. Dr. Stevens is a member of nominating and corporate governance committee, and the audit committee, of Poniard Pharmaceuticals. Dr. Stevens is also a board member of Micro-Imaging Solutions, LLC, a privately-held medical device company, and Aqua Bounty Technologies, Inc., a biotechnology firm listed on the AIM market of the London Stock Exchange. He formerly served as a board member of Advanced Cosmetic Intervention, Inc., a privately-held medical device company, from August 2006 through April 2008, at which time ACI was sold. Following the sale and through May 2011, Dr. Stevens served as the trustee of the ACI Liquidating Trust. He was an advisor to Bay City Capital LLC, a life sciences venture capital fund, from 1999 to 2006. Dr. Stevens was previously president and chief executive officer of Deprenyl Animal Health, Inc., a public veterinary pharmaceutical company, from 1990 to 1998, and Vice President, Research and Development, of Agrion Corp., a private biotechnology company, from 1985 to 1988. He began his career in pharmaceutical research and development at the former Upjohn Company, where he contributed to the preclinical evaluation of Xanax and Halcion. Dr. Stevens received B.S. and D.V.M. degrees from Washington State University, and a Ph.D. in comparative pathology from the University of California, Davis. He is a Diplomate of the American College of Veterinary Pathologists. Dr. Stevens has worked in the pharmaceutical and biotechnology industries since 1978. Dr. Stevens’ experience in executive management in the pharmaceutical industry, prior and current public company board experience, and knowledge of the medical device industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Required Vote and Recommendation of Board of Directors

Under the Company’s Certificate of Incorporation, as amended, and the Company’s Bylaws, directors are elected by a plurality vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as our independent registered public accounting firm to audit and report upon our consolidated financial statements for the fiscal year ending December 31, 2011 and is submitting this matter to our stockholders for their ratification. A representative of EKS&H is expected to be present at the Annual Meeting to respond to appropriate questions. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Fees for Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional services rendered by EKS&H for the audit of our annual consolidated financial statements for the years ended December 31, 2010 and 2009, respectively.

	Year Ended December 31
	2010	2009

Audit fees (1)	$94,881	$32,243

Audit-related fees (2)	80,028	—

Tax fees (3)	4,950	—

All other fees	—	—

Total fees	$179,859	$32,243

(1)	Audit fees are comprised of annual audit fees and quarterly review fees.
(2)	Audit-related fees for fiscal years 2010 and 2009 are comprised of fees related to registration statements and accounting consultation fees.
(3)	Tax fees are comprised of tax compliance, preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the following year’s audit, management will submit to the Audit Committee for approval a description of services expected to be rendered during that year for each of following four categories of services:

Audit services include audit work performed in the preparation and audit of the annual financial statements, review of quarterly financial statements, reading of annual, quarterly and current reports, as well as work that generally only the independent auditor can reasonably be expected to provide, such as the provision of consents and comfort letters in connection with the filing of registration statements.

Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

Tax services consist principally of assistance with tax compliance and reporting, as well as certain tax planning consultations.

Other services are those associated with services not captured in the other categories. We generally do not request such services from our independent auditor.

Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

None of the services described above for 2010 or 2009 provided by EKS&H were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Required Vote and Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal at the annual meeting is required to ratify the appointment of the independent registered public accounting firm. Abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect upon the proposal. If our stockholders do not ratify the selection of EKS&H, our Board of Directors will consider other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

PROPOSAL NO. 3

APPROVAL AND ADOPTION OF AMENDMENT TO THE AMPIO PHARMACEUTICALS, INC.

2010 STOCK OPTION AND INCENTIVE PLAN TO INCREASE THE SHARE RESERVE

Our 2010 Stock Option and Incentive Plan (the “2010 Plan”), which was adopted in March 2010, currently has authorized for issuance 4,500,000 shares of Common Stock, of which 357,467 shares remained available for future grants as of the Record Date. Our Board of Directors has approved an amendment to the 2010 Plan, subject to approval by our stockholders, to increase the shares authorized for issuance by 1,200,000 shares to a total of 5,700,000 shares.

Our Board of Directors believes that the approval of the amendment to the 2010 Plan is in the best interests of our Company and stockholders because the availability of an adequate number of shares reserved for issuance under the 2010 Plan is an important factor in attracting, motivating and retaining qualified individuals essential to our success.

Pursuant to the 2010 Plan, we may grant to eligible persons awards of incentive stock options (“ISOs”) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), non-qualified stock options, restricted or unrestricted stock awards of our Common Stock, stock appreciation rights (“SARs”), restricted stock units, cash-based awards, performance share awards and dividend equivalent rights (together, “Awards”). Our Board of Directors believes that Awards are an integral part of the compensation packages to be offered to our executives, directors, employees and consultants and that the grant of Awards, which in most cases align the interests of the recipients with those of our stockholders, is an effective method to attract and retain employees in an industry characterized by a high level of employee mobility and aggressive recruiting of the services of a limited number of skilled personnel.

The following summary of certain features of the 2010 Plan is qualified in its entirety by reference to the full text of the 2010 Plan, which is filed as an exhibit to our Current Report on Form 8-K/A filed with the SEC on March 17, 2010. Attached to this Proxy Statement as Appendix A is the Instrument of Amendment to the 2010 Plan that would effect the amendment described in this Proposal No. 3. All capitalized terms used but not defined herein have the respective meanings ascribed to them in the 2010 Plan.

Nature and Purposes of the 2010 Plan

The purposes of the 2010 Plan are to facilitate fair, adequate and competitive compensation and to induce certain individuals to remain in the employ of, or to continue to serve as directors of, or as independent consultants to, our company and our present and future subsidiary corporations, as defined in section 424(f) of the Code, to attract new individuals to enter into such employment and service and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the company. Our Board of Directors believes that the granting of Awards under the 2010 Plan will promote continuity of management, increased incentive and personal interest in our welfare, and aid in securing our growth and financial success.

Duration and Modification

The 2010 Plan will terminate on March 5, 2020, ten years from its adoption by the Board of Directors. The Board of Directors may at any time terminate the 2010 Plan or make such modifications to the 2010 Plan as it may deem advisable, or amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action may adversely affect rights under any outstanding Award without the participant’s consent. The Administrator of the 2010 Plan is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or SARs or effect the repricing of such Awards through cancellation and re-grants. To the extent required under NASDAQ Capital Market rules, to the extent determined by the Administrator to be required by the Code to ensure that ISOs granted under the 2010 Plan are qualified under Code Section 422, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Code Section 162(m), 2010 Plan amendments shall be subject to stockholder approval. In accordance with NASDAQ Capital Market rules, an increase in the number of shares of Common Stock as to which Awards may be granted under the 2010 Plan requires stockholder approval.

Administration of the Plan

The 2010 Plan is administered by the Board or the Compensation Committee or a similar committee performing the functions of the Compensation Committee. The Administrator has the discretion to determine the participants under the 2010 Plan, the types, terms and conditions of the Awards, including performance and other earn out and/or vesting contingencies, permit transferability of Awards to immediate family members of a participant or a trust established for the benefit of such immediate family members, interpret the 2010 Plan’s provisions and administer the 2010 Plan in a manner that it deems advisable.

Eligibility and Extent of Participation

The 2010 Plan provides for discretionary grants of Awards to all of our employees, non-employee directors and other key persons such as consultants and prospective employees, including those of any of our subsidiaries. As of October 14, 2011, we had 15 employees and four non-employee directors who would be eligible to participate in the 2010 Plan.

Shares Authorized for Issuance

At a special meeting on March 1, 2010, our stockholders approved the original adoption of the 2010 Plan, under which 2,500,000 shares were initially reserved for future issuance pursuant to Awards. On August 15, 2010, the number of shares issuable under the plan was increased to 4,500,000 shares by consent of our majority stockholders.

Stock Options

Under the 2010 Plan, the Administrator may grant Awards in the form of options to purchase shares of Common Stock. The exercise price per share of Stock subject to a stock option shall be determined by the

Administrator and may not be less than the fair market value of the Stock at the time of grant. The exercise price for an ISO may not be less than 110% of the fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of the Common Stock.

No option granted pursuant to the 2010 Plan may be exercised more than 10 years after the date of grant, except that ISOs granted to participants who own more than 10% of the total combined voting power of the Common Stock at the time the ISO is granted may not be exercised more than five years after the date of grant.

Stock Awards – Restricted or Unrestricted

The 2010 Plan permits the grant of stock awards, which grant the participant the right to receive shares of Common Stock in the future. Stock Awards may or may not contain transferability restrictions and vesting restrictions relating to the participant’s continued service with the Company and/or the achievement of pre-established performance goals. Such restrictions, if any, will be determined by the Administrator and described in the Award Certificate.

Stock Appreciation Rights

The 2010 Plan also permits the grant of Awards of SARs, which are grants of the right to receive shares of Common Stock with an aggregate fair market value equal to the value of the SAR. The value of a SAR with respect to one share of Common Stock on any date is the excess of the fair market value of a share on such date over the fair value of the shares underlying of the SAR on the grant date.

Restricted Stock Units

The 2010 Plan provides for discretionary grants of restricted stock unit awards, which consist of the right to receive cash, common stock or a combination thereof at a date on or after meeting the vesting restrictions, which may include the participant’s continued service with the Company and/or the achievement of pre-established performance goals. Such restrictions will be determined by the Administrator and described in the Award Certificate.

Cash-Based Awards

The Administrator may grant cash-based awards, which are awards entitling the recipient to receive a cash-denominated payment. Cash-based awards may contain vesting restrictions, which may include the participant’s continued service with the Company and/or the achievement of pre-established performance goals. Such restrictions, if any, will be determined by the Administrator and described in the Award Certificate.

Performance Share Awards

The Administrator may also grant performance share awards independently or in connection with other Awards. The Administrator will establish performance objectives in an Award Certificate or in a separate performance plan and the participant will receive a certain number of shares of Common Stock based on the attainment of the performance objectives at the end of the performance period.

Performance-Based Awards

Awards may be granted under the 2010 Plan such that they qualify for the performance-based compensation exemption of Code Section 162(m). An employee or other key person providing services to the Company may receive a performance-based award upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator must define in an objective fashion the manner of calculating the Performance Criteria it selects to use in accordance with the 2010 Plan. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 200,000 shares of Common Stock for any performance cycle. If a performance-based award is payable in cash, it cannot exceed $500,000 for any performance cycle. In addition, options or stock appreciation rights with respect to no more than 400,000 shares may be granted to any one individual during any one calendar year period.

Dividend Equivalent Rights

Under the 2010 Plan, the Administrator is authorized to grant a dividend equivalent right to any participant either as a component of another Award or as a separate Award, conferring on participants the right to receive cash or shares of Common Stock equal in value to dividends paid on a specific number of shares or other periodic payments. The terms and conditions of the dividend equivalent right shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment shall be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares, or a combination thereof.

Voting Rights

Participants will not have any interest or voting rights in shares covered by their Awards until the Awards shall have been exercised or restrictions shall have lapsed and a certificate for such shares shall have been issued. In the case of restricted stock Awards, a grantee shall have the rights of a stockholder with respect to the voting of the shares underlying the Award upon grant of the restricted stock Award and payment of any applicable purchase price, subject to any conditions contained in the Award Certificate.

Adjustment of Number of Shares

In the event of any corporate event or transaction involving the Company such as a merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, exchange of shares or other similar change in capital structure or similar corporate event or transaction, the Administrator shall, to prevent dilution or enlargement of participants’ rights under the 2010 Plan, make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the 2010 Plan, including the maximum number of shares that may be issued in the form of ISOs, (ii) the number of stock options or SARs that can be granted to any one individual grantee and the maximum number of shares that may be granted under a performance-based award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the 2010 Plan, (iv) the repurchase price, if any, per share subject to each outstanding restricted stock award, and (v) the exercise price for each share subject to any then-outstanding stock options and SARs under the 2010 Plan, without changing the aggregate exercise price as to which such stock options and SARs remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event.

Change in Control

Unless otherwise specified in an Award Certificate, upon the occurrence of a Sale Event, the 2010 Plan and all outstanding Awards shall terminate, unless provision is made in connection with the Sale Event by the parties thereto for the assumption or continuation of Awards by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as such parties shall agree.

In the event of termination upon a Sale Event, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding options and SARs in exchange for the cancellation thereof or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding options and SARs held by such grantee. The Administrator shall also have the discretion to accelerate the vesting of all other Awards.

As used in the 2010 Plan, the term “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, or (iii) the sale of all of the Stock of the Company to an unrelated person or entity.

New Plan Benefits to Named Executive Officers and Others

If this Proposal No. 3 is approved, the following equity awards would be expected to be granted following approval:

Director Compensation. We expect to continue to make annual restricted stock awards valued at $10,000 to each of our non-employee directors, which awards are in addition to cash director fees. The value of the common stock being delivered in satisfaction of this obligation is fixed based on the closing price of our common stock on the NASDAQ Capital Market on the date of grant of the award.

Because incentive awards granted under the 2010 Plan are generally discretionary, the table below sets forth information pertaining to stock options and shares of restricted stock that were granted in 2010 pursuant to the 2010 Plan to the persons or groups named below.

Name and Position	Total Number of Stock Options	Dollar Value of Stock Options (1)	Total Number of Shares of Restricted Stock	Dollar Value of Restricted Stock (1)

Donald B. Wingerter, Jr.	600,000	$385,179	—	—

David Bar-Or, M.D.	700,000	$451,968	—	—

Vaughan Clift, M.D.	365,000	$235,669	—	—

All current executive officers as a group	1,665,000	$1,072,816	—	—

All current non-employee directors as a group	1,025,000	$650,424	—	—

All employees, including all current officers who are not executive officers, as a group	—	—	—	—

(1)	Market values for stock option awards were calculated using the Black-Scholes Method. A discussion of the assumptions used in calculating the Black-Scholes values may be found in “Note 8—Common Stock—Equity Incentive Plan” of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. Market values for restricted stock awards were determined by multiplying the number of shares granted by the closing market price of our stock on the grant date in accordance with FASB ASC 718.

Equity Compensation Plan Information

At a special meeting held on March 1, 2010, our stockholders approved the adoption of the 2010 Plan, under which 2,500,000 shares were initially reserved for future issuance under restricted stock awards, options, and other equity awards. On August 15, 2010, the number of shares issuable under the plan was increased to 4,500,000 shares by consent of our majority stockholders. The following table displays equity compensation plan information as of September 30, 2011:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,205,717	$1.73	357,467

Equity compensation plans not approved by security holders	—	—	—

Total	4,205,717	$1.73	357,467

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2010 Plan. It does not describe all federal tax consequences under the 2010 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an ISO. If shares of Common Stock issued to an optionee pursuant to the exercise of an ISO are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the ISO is paid by tendering shares of Common Stock.

If an ISO is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Restricted Stock Awards. Restricted stock Awards are generally subject to ordinary income tax at the time the restrictions lapse. The Company will be entitled to a corresponding Federal income tax deduction at the time the participant recognizes ordinary income.

Stock Appreciation Rights. No income is realized by the participant at the time upon the grant of a SAR. When the participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the Base Value will be taxed as ordinary income to the participant. The Company will be entitled to a Federal tax deduction equal to the amount of ordinary income the participant is required to recognize as the result of exercising the SAR.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the 2010 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the 2010 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Chief Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2010 Plan is structured to allow certain awards to qualify as performance-based compensation.

Stockholder Approval Requirement for the Proposal

Because our Common Stock is listed on the NASDAQ Capital Market, we are subject to the NASDAQ listing standards set forth in its Marketplace Rules. We are required under Marketplace Rule 5635(c) to seek stockholder approval of our proposed amendment to increase the number of shares authorized for issuance, and impose a maximum individual limit on annual awards of options or stock appreciation rights, under the 2010 Plan. Marketplace Rule 5635(c) requires stockholder approval prior to materially amending a stock option plan or other equity compensation arrangement, pursuant to which stock may be acquired by officers, directors, employees or consultants. Therefore, we are requesting stockholder approval for this Proposal No. 3 under this NASDAQ listing standard.

Required Vote and Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal at the annual meeting is required to ratify the amendment to the 2010 Plan. Abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect upon the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL TO AMEND THE 2010 PLAN TO INCREASE THE SHARE RESERVE

BOARD OF DIRECTORS AND COMMITTEES; CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the year ended December 31, 2010, there were held (i) four meetings of the Board of Directors, (ii) three meetings of the Audit Committee, (iii) two meetings of the Compensation Committee, and (iv) one meeting of the Nominating and Governance Committee. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (x) the total number of meetings of the Board, and (y) the total number of meetings held by all committees of the Board during the period that such director served.

Committees of the Board

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee and Nominating and Governance Committee all operate under charters approved by our Board of Directors, which charters are available on our website.

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	appointing, compensating and overseeing the work of our independent auditors;

•	approving engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent auditors;

•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviewing our financial statements and reviewing our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls over financial reporting; and

•	reviewing and discussing with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

The members of our Audit Committee are Messrs. Giles, Coelho and Stevens. Mr. Giles is our Audit Committee chairman and was appointed to our Audit Committee on August 10, 2010. Our Board of Directors has determined that each member of the Audit Committee meets the financial literacy requirements of the national securities exchanges and the SEC, and Mr. Giles qualifies as our Audit Committee financial expert as defined under SEC rules and regulations. Our Board of Directors has concluded that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NASDAQ Capital Market and SEC rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of SEC rules and regulations, and applicable requirements of the NASDAQ Capital Market.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our chief executive officer;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our chief executive officer;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	developing in consultation with our Board of Directors and periodically reviewing a succession plan for our chief executive officer; and

•	administering our equity compensations plans for our employees and directors.

The members of our Compensation Committee are Messrs. Coelho, Giles and Stevens. Mr. Coelho is the chairman of our Compensation Committee. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, is an outside director, as defined pursuant to Section 162(m) of the Code, and satisfies the independence requirements of the NASDAQ Capital Market. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NASDAQ Capital Market and SEC rules and regulations.

Our Compensation Committee and our Board of Directors have not yet established a succession plan for our chief executive officer.

In fulfilling its responsibilities, the Committee is permitted under the Compensation Committee charter to delegate any or all of its responsibilities to a subcommittee comprised of members of the Compensation Committee or the Board, except that the Committee may not delegate its responsibilities for any matters that involve compensation of any officer or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of independent or nonemployee directors.

Nominating and Governance Committee. Our Nominating and Governance Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. The Nominating and Governance Committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the Board of Directors and its committees;

•	assessing the performance of members of the Board of Directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications for Board of Directors membership and conducting searches for potential members of the Board of Directors; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.

The members of our Nominating and Governance Committee are currently Messrs. Giles and Coelho. Mr. Coelho is the chairman of our Nominating and Governance Committee. Our Board of Directors has determined that each member of our Nominating and Governance Committee is independent within the meaning of the independent director guidelines of the NASDAQ Capital Market.

Our Board of Directors may from time to time establish other committees.

Annual Meeting Attendance and Executive Sessions

Commencing January 1, 2011, our policy has been that directors attend the annual meeting of stockholders. We previously did not have a policy concerning director attendance at annual meetings. Commencing January 1, 2011, our policy has been that our non-employee directors are also required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings are expected to take place in conjunction with regularly scheduled meetings of the Board throughout the year.

Director Nominations and Stockholder Communications

Our Nominating and Governance Committee’s policy is to evaluate any recommendation for director nominee proposed by a stockholder. Our bylaws permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

Ampio Pharmaceuticals, Inc.

Attention: Corporate Secretary

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

The Nominating and Governance Committee generally identifies potential candidates for director by seeking referrals from our management and members of the Board of Directors and their various business contacts. There are currently no specific, minimum or absolute criteria for Board membership. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a policy. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any outside director upon request.

Director Independence

Our common stock is listed on the NASDAQ Capital Market. The listing rules of the NASDAQ Capital Market require that a majority of the members of the Board of Directors be independent. The rules of the NASDAQ Capital Market require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Governance Committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the NASDAQ Capital Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In August 2011, our Board of Directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Macaluso, Coelho, Giles and Stevens, representing four of our six directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined by the NASDAQ Capital Market. Our Board of Directors also determined that Messrs. Giles, Coelho and Stevens, who comprise our Audit Committee and our Compensation Committee, and Messrs. Giles and Coelho, who comprise our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules and the NASDAQ Capital Market rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors. The code is available on our web site, www.ampiopharma.com, under the “Investor Relations” tab. We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the chief executive officer and chairman of the Board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Ampio at that time. Our current chairman, Michael Macaluso, is not an officer of Ampio or its subsidiaries. Mr. Macaluso has served as a member of our Board since March 2010, and has been a member of the board of directors of Life Sciences from December 2009.

Risk Oversight

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect Ampio’s business as a whole, including operational matters. The Audit Committee is responsible for oversight of our accounting and financial reporting processes and also discusses with management our financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs and the Nominating and Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these committees periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by us. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Involvement in Certain Legal Proceedings

No director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

In addition, Ampio is not engaged in, nor is it aware of any pending or threatened, litigation in which any of its directors, executive officers, affiliates or owner of more than 5% of Ampio’s common stock is a party adverse to Ampio or has a material interest adverse to Ampio.

Family Relationships

There are no family relationships between any of our directors or executive officers. Raphael Bar-Or, a non-executive officer, is the son of David Bar-Or, M.D., our Chief Scientific Officer and a director. Barbara Giles, a non-executive employee, is the spouse of Richard B. Giles, one of our directors.

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions as of the date of this Proxy Statement are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table.

Name	Age	Position

Donald B. Wingerter, Jr.	62	Chief Executive Officer and Director

David Bar-Or, M.D.	62	Chief Scientific Officer and Director

Mark D. McGregor	69	Chief Financial Officer

Vaughan Clift, M.D.	50	Chief Regulatory Affairs Officer

Mark D. McGregor has been employed by us since April 2011. Mr. McGregor is a certified public accountant with over 30 years’ financial experience in a variety of industries. Mr. McGregor served in various financial capacities with Louisville, Colorado-based Storage Technology Corporation, or StorageTek, from February 1985 until October 2005. During this period, Mr. McGregor held three positions with StorageTek, including director of revenue management (1985-1987), assistant corporate controller (1987-1993), and vice president, corporate treasurer and corporate development (1993-2005). In these positions, Mr. McGregor’s responsibilities included treasury and risk management, developing financial strategic plans, cash management and investments, managing foreign currency and interest rate exposures, credit provider and credit rating agency relations, and insurance risk management. His responsibilities also included corporate and international consolidation and reporting, SEC and management reporting, financial integration, disbursements operations, evaluating potential acquisitions, conducting financial due diligence, negotiating credit line provisions to promote operating flexibility, optimizing capital structures, and implementing stock buy-back programs to enhance stockholder value. Mr. McGregor was directly involved in two divestitures and four acquisitions while with StorageTek, in addition to leading the deal team in connection with the sale of StorageTek to Sun Microsystems in 2005. After leaving StorageTek, Mr. McGregor served as the chief financial officer of Integrated Management Information, Inc., or IMI, from February 2006 to November 2007. IMI is a publicly-traded provider of identification, verification and communications solutions for the agriculture, livestock, and food industries based in Castle Rock, Colorado. Since retiring as chief financial officer of IMI in November 2007, Mr. McGregor has been engaged part-time in the real estate business as an agent with Keller Williams Realty in Castle Rock, Colorado. He began his career with Price Waterhouse, now PricewaterhouseCoopers LLP, where he spent 13 years with the Audit Department. Mr. McGregor holds a BBA degree in accounting from Texas A&M University and served in the United States Army from 1964 to 1966, where he attained the rank of First Lieutenant.

Vaughan Clift, M.D., has been employed by us since March 2010 and was employed by Life Sciences from May 2009 until March 2010. From 2005 to 2009, Dr. Clift was the chief executive officer of Detectachem LLC, a Houston, Texas-based manufacturer of a hand-held explosive and narcotics detection device. Dr. Clift was the Vice President of Operations for Isolagen, Inc. from 2002 until 2005. From January 2001 to May 2002, Dr. Clift researched home oxygen therapy systems. From July 1997 to January 2001, he was Chief Scientist of DBCD, Inc., a medical device company that manufactures a range of blood diagnostic products for the human and veterinary markets. From May 1992 to June 1997, Dr. Clift was Chief Scientist for the Science Payload Development, Engineering and Operations project at Lockheed Martin’s Human Spaceflight Division. Dr. Clift has received a number of international and federal awards and was nominated as one of NASA’s top ten inventors in 1995. Dr. Clift received his medical degree from the University of Melbourne, Melbourne, Australia and undertook post-graduate work in endocrinology at the Royal Children’s Hospital, Melbourne, Australia.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2010 and 2009

The following table sets forth the compensation paid by us during the years ended December 31, 2010 and December 31, 2009 to our principal executive officer and each of the other two most highly paid executive officers who were serving as executive officers as of December 31, 2010 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Current Named Executive Officers

Donald B. Wingerter, Jr. (2) Chief Executive Officer	2010 2009	$145,333 —		$29,000 —	— —	385,179 —	— —	— —	— —	$559,512 —

David Bar-Or, M.D. Chief Scientific Officer	2010 2009	227,500 227,500	(3) (4)	— —	— —	451,968 —	— —	— —	— —	679,468 227,500

Vaughan Clift, M.D. Chief Regulatory Affairs Officer	2010 2009	198,000 82,500	(5) (6)	29,500 —	— —	235,669 —	— —	— —	— —	463,169 82,500

Former Named Executive Officers

Bruce G. Miller (7) Former Chief Financial Officer and Chief Operating Officer and Chief Executive Officer	2010 2009	180,000 180,000	(8) (9)	10,000 —	— —	— —	— —	— —	— —	190,000 180,000

(1)	Option awards are reported at fair value at the date of grant and are calculated using the Black-Scholes Method. A discussion of the assumptions used in calculating the Black-Scholes values may be found in “Note 8—Common Stock—Equity Incentive Plan” of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Mr. Wingerter joined the Company in December 2009.
(3)	Includes $68,250 in salary deferred by Dr. Bar-Or at December 31, 2010.
(4)	Includes $17,063 in salary deferred by Dr. Bar-Or at December 31, 2009.
(5)	Includes $19,833 in salary deferred by Dr. Clift at December 31, 2010.
(6)	Includes $22,500 in salary deferred by Dr. Clift at December 31, 2009.
(7)	Mr. Miller served as the Company’s Chief Financial Officer and Chief Operating Officer from January 2010 to April 2011 and as the Company’s Chief Operating Officer and Chief Executive Officer from April 2009 to December 2009.
(8)	Includes $54,000 in salary deferred by Mr. Miller at December 31, 2010.
(9)	Includes $13,500 in salary deferred by Mr. Miller at December 31, 2009.

The above-noted salary deferrals were necessitated by the Company’s limited financial resources in 2010 and 2009. All deferred salaries where paid to the officers in question following the closing in April 2011 of the private placement of 5,092,880 shares of the Company’s common stock at a per share price of $2.50 per share, for net proceeds to the Company of approximately $10.9 million (the “2011 Private Placement”).

Mr. McGregor is an at-will employee and is receiving an annual salary of $150,000, commencing with his employment as Chief Financial Officer on April 4, 2011. Mr. McGregor was issued an option to purchase 100,000 shares of the Company’s common stock on April 4, 2011, which has an exercise price of $2.50 per share (equal to the purchase price of shares sold in the 2011 Private Placement that was consummated on that date) and which vested 50% on the date of grant and which is scheduled to vest as to the remaining 50% on the one year anniversary of the date of grant. The unvested portion of the option (if any) will vest immediately in the event that Mr. McGregor’s employment is involuntarily terminated without Cause following the appointment of a new chief executive officer of the Company. Mr. McGregor receives no other compensation or benefits from the Company under the terms of his employment arrangement.

Mr. Miller, the Company’s former Chief Financial Officer, remains employed with the Company as a member of the team tasked to advance the commercialization of Zertane. Mr. Miller was chief executive officer and/or president of BioSciences from 1992 until the Company’s acquisition of BioSciences in March 2011 and, in such capacity, gained significant experience in licensing opportunities with respect to Zertane.

The executive officers will be reimbursed by the Company for any out-of-pocket expenses incurred in connection with activities conducted on the Company’s behalf.

Overview of Compensation Program

Our compensation program for our named executive officers, consists of three components—a base salary, discretionary bonuses based on performance, and equity compensation. Each of these components is reflected in the Summary Compensation Table above and is discussed in further detail below.

Compensation Program Objectives; What Our Compensation Program is Designed to Reward. Our executive compensation program is designed to retain our executive officers and to motivate them to increase stockholder value on both an annual and longer term basis. These objectives are to be accomplished primarily by positioning us to maximize our product development efforts and to transform, over time, those efforts into collaboration revenues and income. To that end, compensation packages include significant incentive forms of stock-based compensation to ensure that each executive officer’s interest is aligned with the interests of our stockholders.

Why Each Element of Compensation is Paid; How the Amount of Each Element is Determined. The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee intends to pay each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation, and annual and long-term compensation. The Compensation Committee also intends to evaluate on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete with executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, while necessarily taking into account our presently limited financial resources.

Salaries. The cash salaries paid to three of our named executive officers (Mr. Wingerter and Drs. Bar-Or and Clift) were established at the time they became officers. Each of these persons has an employment agreement with us, a copy of which is an exhibit to, or incorporated by reference in, our annual report on Form 10-K for the fiscal year ended December 31, 2010. Our other named executive officer, Mr. Miller, is an employee at will. Since the respective dates of their becoming named executive officers, any increases in the salaries of our named executive officers have been made at the discretion of the Compensation Committee. Mr. Wingerter and Dr. Bar-Or, who serve as our Chief Executive Officer and Chief Scientific Officer, respectively, receive no additional compensation for serving on our Board of Directors.

Cash Incentive Compensation. Cash incentive or bonus compensation is discretionary under our employment agreements with Mr. Wingerter and Drs. Bar-Or and Clift. However, each employment agreement contains performance objectives tailored to the individual officer’s duties, and provides for a target bonus of 50% of the officer’s base salary, which is to take into account both employee performance and company performance. All cash incentive compensation grants are intended to be paid in accordance with Section 162(m) of the Code. In 2010, we paid a cash bonus to Mr. Wingerter of $29,000, Mr. Miller of $10,000 and Dr. Clift of $29,500 which were awarded on a discretionary basis by the Compensation Committee based on the Compensation Committee’s assessment of 2010 performance.

Equity Compensation. In 2010, we granted stock options to certain of our officers, directors and consultants for their services, all of which were granted pursuant to written agreements under the 2010 Plan. All future grants are expected to be made under the 2010 Plan. The vesting period for option grants varies, but the grants made to our named executive officers on August 11, 2010 provided that (i) one-third vested immediately, and (ii) the remaining options vest in equal thirds on the two following anniversaries of the date of grant.

Perquisites. We offer health benefits received by all of our employees. None of our named executive officers receives any further perquisites.

How Each Compensation Element Fits into Overall Compensation Objectives and Affects Decisions Regarding Other Elements. In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, our operational and financial performance as a company, and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation and between annual and long-term compensation.

Risk Assessment. Our Compensation Committee has reviewed our compensation program and believes that the program, including our cash incentive compensation and equity incentive compensation, does not encourage our named executive officers to engage in any unnecessary or excessive risk-taking. As a result, the Compensation Committee has to date not implemented a provision for recovery by us of cash or incentive compensation bonuses paid to our named executive officers.

Role of Compensation Consultants in Executive Compensation Decisions. The Compensation Committee has the authority to retain the services of third-party executive compensation specialists in connection with the establishment of the Company’s compensation policies. The Compensation Committee did not use a compensation consultant in connection with setting 2010 executive compensation, and relied upon the professional and market experience of the Committee members in determining 2010 executive compensation. The Compensation Committee may engage a compensation consultant in the future if it deems such services to be appropriate and cost-justified.

Role of Executives in Executive Compensation Decisions. The Compensation Committee seeks input and specific recommendations from our Chief Executive Officer when discussing the performance of, and compensation levels for, executives other than himself. The Chief Executive Officer provides recommendations to the Compensation Committee regarding each executive officer’s level of individual achievement other than himself. However, he is not a member of the Compensation Committee and does not vote. The Compensation Committee also works with our Chief Executive Officer and our Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. Neither our Chief Executive Officer nor any of our other executives participates in deliberations relating to his or her own compensation.

Outstanding Equity Awards

The following table provides a summary of equity awards outstanding for each of the named executive officers as of December 31, 2010:

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Current Named Executive Officers
Donald B. Wingerter, Jr.	(1)	200,000	400,000	—	$1.03	8/12/2020	—	—	—	—
David Bar-Or, M.D.	(2)	233,333	466,667	—	1.03	8/12/2020	—	—	—	—
Vaughan Clift, M.D.	(3)	121,667	243,333	—	1.03	8/12/2020	—	—	—	—
Former Named Executive Officers
Bruce G. Miller	(4)	—	—	—	—	—	—	—	—	—

(1)	Each currently unexercisable option becomes exercisable by its terms 50% on August 12, 2011 and 50% on August 12, 2012.

Mr. McGregor was granted an option on April 4, 2011 covering 100,000 shares that vested 50% immediately and is scheduled to vest as to the remaining 50% on April 4, 2012. The option has an exercise price of $2.50 per share. Mr. McGregor was not employed with us at December 31, 2010.

Employment Agreements

Life Sciences previously entered into employment agreements with Dr. Bar-Or, Mr. Miller and Dr. Clift and three non-executive officers: Dr. James Winkler, Raphael Bar-Or and Ms. Wannell Crook. In August and November 2010 and January 2011, respectively, we entered into new employment agreements with Mr. Wingerter, our Chief Executive Officer, Dr. Bar-Or, our Chief Scientific Officer, and Dr. Clift, our Chief Regulatory Affairs Officer. The new employment agreement with Dr. Bar-Or superseded the prior agreement with Life Sciences. The terms of the employment agreements with Mr. Wingerter, Dr. Bar-Or and Dr. Clift are substantially identical except as noted below. Each agreement has an initial term ending July 31, 2013. Due to the closing of the 2011 Private Placement in April 2011, the officers no longer receive the reduced salaries that reflected our limited financial resources in 2009 and 2010. Accordingly, Mr. Wingerter and Drs. Bar-Or and Clift now receive salaries memorialized in their employment agreements, being $275,000 for Mr. Wingerter, $300,000 for Dr. Bar-Or, and $250,000 for Dr. Clift. On closing of the 2011 Private Placement, Dr. Clift’s housing reimbursement allowance was discontinued in accordance with the terms of his employment agreement.

Each officer is entitled to receive an annual bonus each year that will be determined by the Compensation Committee of the Board of Directors based on individual achievement and company performance objectives established by the Compensation Committee. Included in those objectives, as applicable for the responsible officer, are (i) obtaining a successful phase 2 clinical trial for a drug to treat diabetic retinopathy, (ii) preparation and compliance with a fiscal budget, (iii) the launch of a second clinical trial for an additional product approved by the Board of Directors, and (iv) the sale of intellectual property not selected for clinical trials by the Company at prices, and times, approved by the Board of Directors. The targeted amount of the annual bonus shall be 50% of the base salary paid to each officer, although the actual bonus may be higher or lower.

The employment agreements provided for an immediate grant of stock options to Mr. Wingerter, Dr. Bar-Or and Dr. Clift in the amount of 600,000, 700,000 and 365,000 options, respectively. Each option is exercisable for a period of ten years at an exercise price per share equal to the quoted closing price of our common stock on August 11, 2010, the day immediately prior to the effective date of the employment agreement. The options vest as follows: (i) one-third upon execution of the agreement, (ii) one-third on August 12, 2011, and (iii) one-third on August 12, 2012. The vesting of all options set forth above shall accelerate upon a “change in control” as defined in each agreement.

In May 2011, the employment agreements for each of Mr. Wingerter and Dr. Clift were amended to provide that if either Mr. Wingerter or Dr. Clift is terminated without cause (as defined in the agreement) or resigns with good reason (as defined in the agreement) during the term of his respective employment agreement, then any unvested options shall vest immediately and in full, notwithstanding any inconsistent provision of the respective employment agreement. This provision applies retroactively to all option grants made by the Company to Mr. Wingerter and Dr. Clift under the 2010 Plan.

Potential Payments Upon Termination or Change in Control

If the employment of Mr. Wingerter, Dr. Bar-Or or Dr. Clift is terminated at our election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or if an officer terminates his employment for good reason, the officer in question shall be entitled to receive a lump sum severance payment equal to two times his base salary and of the continued payment of premiums for continuation of the officer’s health and welfare benefits pursuant to COBRA or otherwise, for a period of two years from the date of termination, subject to earlier discontinuation if the officer is eligible for comparable coverage from a subsequent employer. All severance payments, less applicable withholding, are subject to the officer’s execution and delivery of a general release of us and our subsidiaries and affiliates and each of their officers, directors, employees, agents, successors and assigns in a form acceptable to us, and a reaffirmation of the officer’s continuing obligation under the propriety information and inventions agreement (or an agreement without that title, but which pertains to the officer’s obligations generally, without limitation, to maintain and keep confidential all of our proprietary and confidential information, and to assign all inventions made by the officer to us, which inventions are made or conceived during the officer’s employment). If the employment is terminated for cause, no severance shall be payable by us.

“Good Reason” means:

•	a material reduction or change in the officer’s title or job duties inconsistent with his position and his prior duties, responsibilities and requirements;

•	any reduction of the officer’s then-current base salary or his target bonus;

•	relocation of the officer to a facility or location more than 30 miles from our current offices in Greenwood Village, Colorado; or

•	a material breach by Ampio of the employment agreement.

“Cause” means:

•	conviction of a felony or a crime involving fraud or moral turpitude;

•	commission of theft, a material act of dishonesty or fraud, intentional falsification of employment or company records, or a criminal act that impairs the officer’s ability to perform his duties;

•	intentional or reckless conduct or gross negligence materially harmful to Ampio or its successor;

•	willful failure to follow lawful instructions of the Board; or

•	gross negligence or willful misconduct in the performance of duties.

“Change in Control” means the occurrence of any of the following events:

•

Any person (other than persons who are employees of Ampio at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of Ampio representing 50% or more of the combined voting power of Ampio’s then outstanding securities. In applying the preceding sentence, (A) securities acquired directly from Ampio or its affiliates by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board;

•

Ampio consummates a merger, or consolidation of Ampio with any other corporation unless: (a) the voting securities of Ampio outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Ampio or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of Ampio representing 50% or more of the combined voting power of Ampio’s then outstanding securities;

•	The stockholders of Ampio approve an agreement for the sale or disposition by Ampio of all, or substantially all, of Ampio’s assets; or

•	The stockholders of Ampio approve a plan or proposal for liquidation or dissolution of Ampio.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Ampio immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Ampio immediately following such transaction or series of transactions.

The employment agreements also provide for the payment of a “gross-up” payment if the officer becomes entitled to certain payments and benefits and equity acceleration under his employment agreement and those payments and benefits constitute “parachute” payments under Section 280G of the Code. In addition, in accordance with Ampio’s stock incentive plan, all outstanding stock options held by Mr. Wingerter, Dr. Bar-Or, and Dr. Clift (and all other option holders with grants under that plan) become fully vested in connection with a Change in Control.

The following table provides estimates of the potential severance and other post-termination benefits that each of Mr. Wingerter, Dr. Bar-Or and Dr. Clift would be entitled to receive assuming their respective employment was terminated as of December 31, 2010 for the reason set forth in each of the columns.

Recipient and Benefit	Termination Due to Death	Termination Due to Disability	Termination by the Company for Cause or by Named Executive Officer Other than for Good Reason	Termination by the Company without Cause or by Named Executive Officer for Good Reason

Donald B. Wingerter, Jr.
Salary (1)	—	290,666	—	550,000
Bonus	—	—	—	—
Vesting of stock options (2)	548,000	548,000	—	548,000
Value of health benefits provided after termination (3)	—	15,753	—	15,753

Total	$548,000	$854,419	—	$1,113,753

David Bar-Or, M.D.
Salary (1)	—	455,000	—	600,000
Bonus	—	—	—	—
Vesting of stock options (2)	639,334	639,334	—	639,334
Value of health benefits provided after termination (3)	—	34,593	—	34,593

Total	$639,334	$1,128,927	—	$1,273,927

Vaughan Clift, M.D.
Salary (1)	—	396,000	—	500,000
Bonus	—	—	—	—
Vesting of stock options (2)	333,366	333,366	—	333,366
Value of health benefits provided after termination (3)	—	47,145	—	47,145

Total	$333,366	$776,511	—	$880,511

(1)	Based on the salaries of Mr. Wingerter and Drs. Bar-Or and Clift following closing of the 2011 Private Placement.
(2)	Based upon an assumed per share value of $2.40, which was the closing price of our common stock on such date as quoted on the OTC Bulletin Board.
(3)	The value of such benefits is determined based on the estimated cost of providing health benefits to the named executive officer for the remaining term of the employment agreement.

Non-Employee Director Compensation

Prior to the merger with Chay Enterprises in March 2010, our predecessor did not pay any director fees. Following the August 2010 appointment of Mr. Giles to the Board of Directors and the establishment of board committees, our Compensation Committee established the following fees for payment to non-employee members of our Board of Directors or committees, as the case may be:

	Committee or Committees	Cash Compensation	Common Stock

Board Annual Retainer:
Chairman		$20,000
Each non-employee director		10,000
Board Meeting Fees:
Each meeting attended in-person		1,000
Each meeting attended via telephone or Internet		500
Committee Annual Retainer:
Chairman of each committee	Audit; Compensation; Nominating and Governance	20,000
Each non-chair member	Audit	12,000
Each non-chair member	Compensation; Nominating and Governance	10,000
Committee Chairman Meeting Fees:
Each meeting attended in-person	Audit; Compensation; Nominating and Governance	2,500
Each meeting attended via telephone or Internet	Audit; Compensation; Nominating and Governance	1,500
Committee Member Meeting Fees:
Each meeting attended in-person	Audit; Compensation; Nominating and Governance	1,500
Each meeting attended via telephone or Internet	Audit; Compensation; Nominating and Governance	1,000
Annual Restricted Stock Award:			$10,000

Director Compensation for 2010

The table below summarizes the compensation paid by us to non-employee directors during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Option Awards (1)(2)	All Other Compensation	Total

Michael Macaluso	$61,500	$349,008	—	$410,508
Philip H. Coelho	58,000	142,776	—	200,776
Richard B. Giles	34,333	158,640	—	192,973

(1)	The amounts in this column reflect the grant date fair values of the stock awards based on the last reported sale price of the common stock at the dates of grant, August 12, 2010. Please see “Note 9—Stock-Based Compensation” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	At December 31, 2010, Messrs. Macaluso, Coelho and Giles held options to acquire 550,000, 225,000 and 250,000 shares of common stock, respectively. Excludes March 2011 grants of 150,000 options each to Messrs. Coelho and Giles.

In March 2011, Messrs. Coelho and Giles were each granted an option to purchase 150,000 shares of common stock in connection with their efforts as directors in connection with the private placement offering. Each stock option has an exercise price of $2.50 per share, which was the price of our common stock offered in the 2011 Private Placement, and vested immediately and became exercisable on the date of award. Each option has a term of 10 years from the date of grant.

In June 2011, Dr. Stevens was appointed to the Board of Directors. Dr. Stevens is eligible to participate in all non-employee director compensation plans or arrangements available to the Company’s other non-employee directors.

In July 2011, Dr. Stevens was granted an option to purchase 100,000 shares of common stock in connection with his initial appointment to the Board of Directors. The stock option has an exercise price of $5.55 per share, which was the closing price of the Company’s common stock on the date of grant (July 25, 2011), and vests and becomes exercisable with respect to (i) one-third of the underlying shares on the date of grant, (ii) one-third of the underlying shares on the first anniversary of the date of grant and (iii) the remaining one-third of the underlying shares on the second anniversary of the date of grant. The option has a term of 10 years from the date of grant.

In August 2011, Dr. Stevens was asked by the other members of the Board of Directors to oversee (in his capacity as a director) a business review of the Company’s diagnostic assets being conducted by outside third parties. In consideration of Dr. Stevens accepting such increased director duties, the Board of Directors decided to compensate Dr. Stevens in the amount of $10,000 per month in additional non-employee director fees until the outside business review is completed. Dr. Stevens was also granted an option to purchase 25,000 shares of common stock in connection therewith. The stock option has an exercise price of $7.68 per share, which was the closing price of the Company’s common stock on the date of grant (August 29, 2011), and vests and becomes exercisable with respect to all of the shares that are subject to the option upon the completion of the outside business review. The outside business review is currently expected to be completed by the end of 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee of the Board of Directors

Richard B. Giles Philip H. Coelho Michael Macaluso (*)

*	Mr. Macaluso served on the Audit Committee until June 8, 2011, when he resigned from the Audit Committee concurrently with the appointment of Dr. Stevens thereto. The change in the composition of the Audit Committee members occurred after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the inclusion of the Company’s audited financial statements therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above in “Executive Compensation”, we or Life Sciences have been a party to the following transactions since January 1, 2009 in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

In April 2009, Life Sciences issued 3,500,000 shares of its common stock to BioSciences in connection with Life Sciences’ purchase of certain of BioSciences’ assets. Under the terms of the agreement, Life Sciences acquired office and lab equipment, cell lines and intellectual property including patents and license agreements. In conjunction with the asset purchase, Life Sciences recorded a distribution of $252,015 to reflect liabilities assumed. Included in the assumed liabilities was a $200,000 note payable to Life Sciences’ founder, Michael Macaluso. The note payable was subsequently converted by Mr. Macaluso into 163,934 shares of Life Sciences Series A preferred stock at a conversion price of $1.22 per share, which was converted into our common stock upon the closing of the Chay Enterprises merger.

As of December 31, 2009, Life Sciences had $100,000 in notes payable to Mr. Macaluso, Life Science’s founder, and $100,000 payable to BioSciences. The related party notes payable were unsecured, bore interest at 6% and initially were scheduled to mature on April 30, 2010. These notes were extended through September 2, 2010, and additional borrowings of $200,000 were made by us from BioSciences in the three months ended June 30, 2010, bringing the total amount owed by us to BioSciences to $300,000. In October and November 2010, we borrowed an additional $215,971 from BioSciences. The notes evidencing the foregoing borrowings were extended to become due at the earlier of April 30, 2011, or closing of a financing exceeding $5 million. On closing of the BioSciences acquisition, our borrowings from BioSciences were extinguished. The note to Mr. Macaluso was paid in full from the proceeds of the 2011 Private Placement.

BioSciences paid operating expenses on behalf of Life Sciences, and funds were advanced and repaid between Life Sciences and BioSciences, during 2009. Disbursements to BioSciences during 2009, including prepayment of liabilities assumed under the asset purchase agreement, totaled $111,943. BioSciences owed $8,312 to Life Sciences and $1,527 in short-term non-interest bearing advances at December 31, 2010. That amount was extinguished on closing of the BioSciences acquisition.

In April 2009, Life Sciences issued 7,350,000 shares of restricted common stock to its directors, officers and employees in exchange for $7,350 in cash. One third of the restricted shares vested on the date of grant. The remaining two-thirds were scheduled to vest on a monthly basis between the second and fourth anniversaries of the date of grant. Vesting was subject to acceleration upon achieving certain milestones and such milestones were achieved in April 2011.

Life Sciences issued 913,930 shares of its Series A preferred stock in April and May 2009 in exchange for $1,115,020 in cash. Mr. Macaluso purchased 819,672 of such shares of preferred stock. All such preferred stock was converted into our common stock on the merger of Life Sciences with a subsidiary of Chay Enterprises.

Life Sciences has a sponsored research agreement with Trauma Research LLC, or TRLLC, an entity owned by Dr. Bar-Or. Under the terms of the research agreement, Life Sciences is to provide personnel and equipment with an equivalent value of $263,750 per year and to make monthly equipment rental payments of $7,236 on behalf of TRLLC. In exchange, TRLLC will assign any intellectual property rights it develops on our behalf under the research agreement. The research agreement expires in 2014 and may be terminated by either party on six months’ notice or immediately if either party determines that the other is not fulfilling its obligations under the agreement. Life Sciences was current in its financial obligations under the research agreement at December 31, 2010 and June 30, 2011.

Life Sciences has license agreements with the Institute for Molecular Medicine, Inc. a nonprofit research organization founded by Dr. Bar-Or, who also serves as its executive director. The license agreements were assigned to Life Sciences as a part of the asset purchase from BioSciences. Under the license agreements, Life Sciences pays the costs associated with obtaining and maintaining intellectual property subject to the license agreements. In the license covering certain Methylphenidate derivatives, Life Sciences is entitled to deduct twice the amounts it has paid to maintain the intellectual property from any amounts that may become due to the Institute for Molecular Medicine, Inc. under the license agreement, if and when the intellectual property becomes commercially viable and generates revenue. Life Sciences paid $53,000, $61,000 and $41,736 during 2009, 2010 and during the six months ended June 30, 2011, respectively, in legal and patent fees to maintain the intellectual property of the Institute for Molecular Medicine, Inc.

Immediately prior to the closing of the merger between Life Sciences and a subsidiary of Chay Enterprises, Chay Enterprises accepted subscriptions for an aggregate of 1,325,000 shares of common stock from six officers and employees of Life Sciences, for a purchase price of $150,000. Mr. Wingerter, our chief executive officer, purchased 325,000 of such shares for a purchase price of approximately $36,800 which was advanced on his behalf by Life Sciences. Dr. Clift acquired 575,000 shares for a purchase price of approximately $65,000, which was likewise advanced by Life Sciences, and transferred such shares to his wife, Kristin Clift. Life Sciences made advances to the other four non-executive officers and employees in the additional amount of approximately $48,000 to facilitate these share purchases. These shares were issued immediately before the closing of the Chay Enterprises merger but after the stockholders of Chay Enterprises had approved the merger. Life Sciences was not a public company at the time such advances were made.

In August 2010, Mr. Macaluso and Mr. Giles, both members of our Board of Directors, together with an affiliate of Mr. Giles, purchased convertible debentures from us for $430,000. The debentures were issued in principal amounts of $230,000, $100,000 and $100,000, respectively, to Mr. Macaluso, Mr. Giles, and James A. Ludvik. Mr. Ludvik is the sole owner of Ludvik Electric Co., for which Mr. Giles serves as the chief financial officer. The debentures accrued interest at the rate of 8% per annum. The principal and accrued interest of the debentures were converted into our common stock at a conversion price of $1.75 per share on February 28, 2011, on the same terms under which convertible debentures issued to non-affiliates were converted.

In conjunction with the issuance of the debentures, we issued warrants to Messrs. Macaluso, Giles and Ludvik representing the right to purchase an aggregate of 21,500 shares of our common stock. We paid no commission in connection with the sale of the debentures and the warrants, and did not engage a placement agent to assist it in the sale of these unregistered securities. Upon closing of a bridge financing of the Company in November 2010, we reserved an additional 27,643 shares for issuance to Messrs. Macaluso, Giles and Ludvik for “most favored nation” adjustments to the warrants previously issued to these persons.

In 2010 and 2009, Dr. Bar-Or, Mr. Miller and Dr. Clift deferred salaries in the amounts of $85,313, $67,500, and $64,833, respectively, due to the limited financial resources available to us during these periods. These deferred salaries were paid to the officers in question in April 2011 following the closing of the 2011 Private Placement.

Mr. McGregor purchased 20,000 shares of common stock in the 2011 Private Placement in March 2011, prior to his becoming our Chief Financial Officer on April 4, 2011. Mr. Giles purchased 32,000 shares of common stock in the 2011 Private Placement. Such purchases were on terms identical to those extended to unaffiliated purchasers in the 2011 Private Placement.

Upon the formation of Life Sciences, shares of common stock issued to Mr. Miller, James Winkler, M.D., and Raphael Bar-Or, as well as Wannell Crook, were subject to vesting requirements under which one-third of the shares vested immediately, one-third vested monthly from April 16, 2010 to April 16, 2011, and the remainder vesting monthly through April 16, 2012. The second and third tranches were subject to accelerated vesting based on development milestones being achieved by Life Sciences. In April 2011, the Board of Directors determined that the milestones for accelerated vesting had been met and that the portion of the shares that was unvested would vest immediately. All vested shares remain subject to contractual lockup agreements entered into in connection with the acquisition of BioSciences in March 2011.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Board of Directors has delegated to the chair of our Audit Committee the authority to pre-approve or ratify any request for us to enter into a transaction with a related party, in which the amount involved is less than $120,000 and where the chair is not the related party. Our Audit Committee has also reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000, including employment of executive officers, director compensation, certain transactions with other organizations, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2011, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised within 60 days after September 30, 2011. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after September 30, 2011 are included for that person or group but not the stock options, debentures, or warrants of any other person or group. Applicable percentage ownership is based on 28,778,751 shares of common stock outstanding at September 30, 2011.

Unless otherwise indicated and subject to any applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Ampio Pharmaceuticals, Inc., 5445 DTC Parkway, Suite 925, Greenwood Village, Colorado 80111.

Name of Beneficial Owner	Number of Shares Beneficially Owned at September 30, 2011	Percentage of Shares Beneficially Owned at September 30, 2011

Michael Macaluso (1)	2,618,484	8.3%

Donald B. Wingerter, Jr. (2)	725,000	2.5%

David Bar-Or, M.D. (3)	3,166,667	9.9%

Philip H. Coelho (4)	379,545	1.3%

Richard B. Giles (5)	621,758	2.1%

David R. Stevens, PhD (6)	33,333	* %

Mark D. McGregor (7)	70,000	* %

Vaughan Clift, M.D. (8)	818,333	2.8%

Bruce G. Miller (9)	1,500,000	5.0%

Wannell Crook (9)	1,100,000	3.7%

Raphael Bar-Or (9)	1,025,000	3.4%

James Winkler (9)	1,025,000	3.4%

All executive officers and directors as a group (eight persons)	8,433,120	27.2%

*	Less than one percent (1%).
(1)	Includes an aggregate of 577,379 shares of common stock issuable to Mr. Macaluso by virtue of (i) exercise of currently exercisable stock options, and (ii) exercise of warrants.
(2)	Includes 400,000 shares of common stock issuable to Mr. Wingerter on exercise of currently exercisable stock options.
(3)	Includes 466,667 shares of common stock which Dr. Bar-Or has the right to acquire through the exercise of stock options. Excludes 1,025,000 shares of common stock owned of record by Raphael Bar-Or, Dr. Bar-Or’s son, as to which Dr. Bar-Or disclaims beneficial ownership.
(4)	Includes 375,000 shares of common stock issuable to Mr. Coelho on exercise of currently exercisable stock options.
(5)	Includes 400,000 shares of common stock issuable to Mr. Giles on exercise of currently exercisable stock options, 11,918 shares of common stock issuable on exercise of currently exercisable warrants, 40,000 shares of common stock issuable to Barbara Giles, Mr. Giles’ spouse, on exercise of currently exercisable options and 1,821 shares held by his adult son who resides with him.
(6)	Includes 33,333 shares of common stock issuable to Dr. Stevens on exercise of currently exercisable stock options.
(7)	Includes 50,000 shares of common stock issuable to Mr. McGregor on exercise of currently exercisable stock options.
(8)	Includes (i) 243,333 shares of common stock Dr. Clift has the right to acquire on exercise of currently exercisable stock options, and (ii) 575,000 shares of common stock owned of record by Kristin Clift, Dr. Clift’s spouse.
(9)	Such persons are non-executive officers of ours.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities. Prior to our listing on the NASDAQ Capital Market, our common stock was registered pursuant to Section 15(d) of the Exchange Act, and accordingly, our executive officers, directors and greater than 10% stockholders were not subject to the obligation to file Forms 3, 4 and 5 pursuant to Section 16(a) of the Exchange Act. Upon our listing on the NASDAQ Capital Market, our executive officers, directors and greater than 10% stockholders became subject to the filing obligations described in Section 16(a).

On September 27, 2011, each of our executive officers and directors filed Form 3’s pursuant Section 16(a) of the Exchange Act. These reports were not timely filed. Except in the case of Dr. Stevens, the reports were due on the effective date of the Company’s registration statement on Form 8-A registering the Company’s common stock under Section 12 of the Exchange Act, which effective date was May 18, 2011. Because Dr. Stevens was appointed to the Board on June 8, 2011, his initial Form 3 was due on June 20, 2011. On September 27, 2011, Dr. Stevens also filed a Form 4 pursuant to Section 16(a) of the Exchange Act with respect to the grant to Dr. Stevens by the Company of (i) an option to purchase 100,000 shares on July 25, 2011 and (ii) an option to purchase 25,000 shares on August 29, 2011. These reports were not timely filed. The reports were due on the second business day following the date of grant of the respective stock option.

Other than as described above, none of our executive officers or directors engaged in any transaction that would have been required to be reported under Section 16(a) of the Exchange Act during the period starting on the date the reports were originally due and ending on the date such reports were filed. To the Company’s knowledge, no stockholder beneficially owns more than 10% of the Company’s Common Stock.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2012 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Secretary of the Company, on or before June 30, 2012.

Stockholders who intend to present a proposal at the 2012 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials for the 2012 Annual Meeting are required to provide notice of such proposal between August 5, 2012 and September 4, 2012, assuming that the 2012 Annual Meeting is held within 30 days from December 3, 2012. If the meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be delivered prior to the later of (i) 60 days before the annual meeting or (b) the 10th day after which announcement of the meeting day is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2012 Annual Meeting should be addressed to Corporate Secretary of Ampio Pharmaceuticals, Inc., 5445 DTC Parkway, Suite 925, Greenwood Village, Colorado 80111.

HOUSEHOLDING OF PROXY MATERIALS

In some cases only one copy of this Proxy Statement or our 2010 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Corporate Secretary of Ampio Pharmaceuticals, Inc., 5445 DTC Parkway, Suite 925, Greenwood Village, Colorado 80111 or an oral request at (720) 437-6500.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Corporate Secretary of Ampio Pharmaceuticals, Inc., 5445 DTC Parkway, Suite 925, Greenwood Village, Colorado 80111 or an oral request at (720) 437-6500. You may also access these filings at our web site under the investor relations link at www.ampiopharma.com.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote these proxies by telephone at 1-800-690-6903 or by internet at www.proxyvote.com.

By Order of the Board of Directors

/s/ Mark D. McGregor
Mark D. McGregor

Secretary

October 21, 2011

Greenwood Village, Colorado

Appendix A

INSTRUMENT OF AMENDMENT TO THE

AMPIO PHARMACEUTICALS, INC.

2010 STOCK AND INCENTIVE PLAN

WHEREAS, Ampio Pharmaceuticals, Inc. (the “Company”) maintains the Ampio Pharmaceuticals, Inc. 2010 Stock and Incentive Plan, as amended (the “Plan”);

WHEREAS, Section 18 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan from time to time subject to stockholder approval (to the extent required);

WHEREAS, the Board wishes to amend the Plan to increase the number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) available for grant or delivery under the Plan from 4,500,000 shares to 5,700,000 (the “Amendment”); and

WHEREAS, stockholder approval is being solicited at the Company’s 2011 Annual Meeting of Stockholders (“Annual Meeting”) on December 3, 2011 to effectuate the Amendment.

NOW, THEREFORE, the Plan is hereby amended, effective December 3, 2011, upon stockholder approval of the Amendment at the Annual Meeting, and at any adjournment thereof, as follows:

1. Section 3(a) of the Plan is amended and restated in its entirety to read as follows:

“(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 5,700,000 shares of Stock, subject in all cases to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 400,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

Mark D. McGregor

Chief Financial Officer

December 3, 2011

AMPIO PHARMACEUTICALS, INC. 5445 DTC PARKWAY, STE 925 GREENWOOD VILLAGE, CO 80111 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 1. Election of Directors Nominees 01 Donald B. Wingerter Jr. 02 David Bar-Or, M.D. 03 Michael Macaluso 04 Philip H. Coelho 05 Richard B. Giles 06 David R. Stevens, Ph.D. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the selection of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. 3 To amend the 2010 Stock Option and Incentive Plan to increase the number of shares of Common Stock reserved for issuance to 5,700,000 shares. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000116542_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . AMPIO PHARMACEUTICALS, INC. Annual Meeting of Stockholders December 3, 2011 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Mark McGregor and Donald Wingerter, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Ampio Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, LST on 12/3/ 2011, in the Continental Divide at The Pepsi Center, located at 1000 Chopper Circle Denver, CO 80204, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R1.0.0.11699 Address change/comments: 2 _ 0000116542 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side